 Capitol Federal Financial

Exhibit 10.8

Named Executive Officer Salary and Bonus Arrangements

Base Salaries

The base salaries, effective July 4, 2009, for the executive officers (the "named executive officers") of Capitol Federal Financial who will be named in the compensation table that appears in the Company's annual meeting proxy statement for the fiscal year ended September 30, 2009 are as follows

Name and Title	Base Salary

John B. Dicus Chairman, President and Chief Executive Officer	$500,000

John. C. Dicus Chairman Emeritus	$180,000

R. Joe Aleshire Executive Vice President	$224,500

Larry K. Brubaker Executive Vice President	$224,500

Kent G. Townsend Chief Financial Officer	$230,000

Morris J. Huey II Executive Vice President	$225,000

Bonus Plans

The Compensation Committee of the Company’s board of directors has approved a short-term performance plan (the “STPP”).  The STPP provides for annual bonus awards, as a percentage of base salary, to selected management personnel based on the achievement of pre-established corporate and individual performance criteria.  Awards, if any, are typically made in January for the fiscal year ended the preceding September 30th.  The STPP will expire following the payment of bonuses for fiscal 2013.  The STPP was filed on December 1, 2008 as Exhibit 10.10 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

The corporate performance criteria under the STPP are comprised of targeted levels of the Company’s return on average equity, basic earnings per share and efficiency ratio.  For each executive officer named below, with the exception of John C. Dicus, 90% of his award will continue to be based on the attainment of corporate performance goals, with the remainder based on his achievement of individual performance objectives.  For John C. Dicus, 100% of his award will be based upon the attainment of corporate performance goals.

Under the STPP, the maximum potential annual bonus awards for the executive officers whom the Company believes are likely to be named in the summary compensation table in the Company’s proxy statement for its annual meeting of stockholders following the end of fiscal year 2009 are as follows:  John B. Dicus, Chairman, President and Chief Executive Officer, 60% of base salary; Larry K. Brubaker, Executive Vice President for Corporate Services, 40% of base salary; Kent G. Townsend, Executive Vice President and Chief Financial Officer, 40% of base salary; Richard J. Aleshire, Executive Vice President for Retail Operations, 40% of base salary, Morris J. Huey II, Executive Vice President and Chief Lending Officer, 40% of base salary, and John C. Dicus, 30% of base salary.

The Compensation Committee of the Company’s board of directors has approved a deferred incentive bonus plan (the “DIBP”).  Under the DIBP, a portion of the bonus awarded under the STPP (from $2 thousand to as much as 50% of the award, up to a maximum of $100 thousand) to an officer eligible to participate in the DIBP may be deferred under the DIBP for a three year period.  The total amount of the deferred bonus, plus up to a 50% Company match, is deemed to be invested in the Company’s common stock at the closing price as of the December 31st immediately preceding the deferral date.  If the participant is still employed at the end of the deferral period, the participant will receive a cash payment equal to the sum of: (1) the deferred amount, (2) the Company match, (3) the value of all dividend equivalents paid during the deferral period on the Company common stock in which the participant is deemed to have invested and (4) the appreciation, if any, during the deferral period on the Company common stock in which the participant is deemed to have invested.  The DIBP was filed on May 5, 2009 and is incorporated by reference as Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.